UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

NitroMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50439	22-3159793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Spring Street
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 266-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 9, 2007, NitroMed, Inc. (“NitroMed”) entered into an Assignment of Lease and Assumption Agreement (the “Assignment Agreement”) with Shire Human Genetic Therapies, Inc. (“Shire”).  Pursuant to the terms of the Assignment Agreement, NitroMed assigned to Shire the estate of NitroMed as tenant created by that certain lease, dated as of January 30, 2004 (the “Lease”), by and between NitroMed and Patriot Partners Lexington, LLC, as successor in interest to PM Atlantic Lexington, LLC (“Patriot Partners”), related to NitroMed’s offices at 125 Spring Street in Lexington, Massachusetts (the “Premises”), together with (a) all of NitroMed’s right, title and interest in, to and under the Lease and the Premises demised thereby, (b) any and all rights to extend or renew the Lease and (c) any and all other rights and options granted to NitroMed as the tenant under the Lease (collectively, the “Assignment”).

Pursuant to the terms of the Assignment Agreement, NitroMed agreed to deliver possession of the Premises to Shire on or before March 9, 2007, provided that NitroMed has the right to occupy a portion of the Premises until March 31, 2007.  The Assignment Agreement provides that NitroMed will be subject to a penalty in the amount of $5,000 per day for each day after April 1, 2007 during which NitroMed remains in possession of any portion of the Premises, which such penalty increases to $10,000 per day after April 15, 2007. The terms of the Assignment Agreement also provide that if Shire occupies and/or conducts its business operations within the Premises prior to July 1, 2007, Shire shall reimburse NitroMed for all rent, operating expenses and tax payments incurred under the terms of the Lease for the period commencing on the date that Shire first occupies and/or conducts business operations in the Premises.

Pursuant to the terms of the Assignment Agreement, NitroMed agreed to pay Shire the amount of approximately $1,160,000 as consideration for Shire’s assumption of the Lease, which amount reflects both a change in base rent under the Lease and the amount of rent that NitroMed would have paid to Patriot Partners under the Lease for the months of April, May and June 2007.  In addition, the terms of the Assignment Agreement provide that NitroMed shall decommission the Premises on or before March 9, 2007.  The Assignment Agreement also provides that NitroMed shall assign to Shire all of NitroMed’s right, title and interest in certain office furniture, laboratory equipment and other personal property specified in the Assignment Agreement.

The terms of the Assignment Agreement also provide that NitroMed shall remain liable for and will hold Shire harmless and indemnify Shire against any and all claims and/or liabilities arising from or in connection with the Lease prior to March 9, 2007.  In addition, Shire shall be liable for and will hold NitroMed harmless and indemnify NitroMed against any and all claims and/or liabilities arising from or in connection with the Lease from and after March 9, 2007.

The foregoing summary of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the Assignment Agreement, a copy of which is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein by reference.

The text of Item 1.02 of this Current Report on Form 8-K, “Termination of a Material Definitive Agreement,” is incorporated by reference in its entirety into this Item 1.01.

Item 1.02   Termination of a Material Definitive Agreement.

The text of Item 1.01 of this Current Report on Form 8-K, “Entry into a Material Definitive Agreement,” is incorporated by reference in its entirety into this Item 1.02.

On March 9, 2007, NitroMed, Shire and Patriot Partners entered into a Consent to Assignment of Lease (the “Consent”), pursuant to which Patriot Partners consented to the Assignment and to the agreement of

Shire to assume and agree to perform NitroMed’s obligations under the Lease.  As a result of the Consent, from and after March 9, 2007, Shire shall be deemed the tenant for all purposes of the Lease and Patriot Partners has forever released and discharged NitroMed from any and all obligations under the Lease, provided that NitroMed has satisfied all obligations required to be satisfied under the Assignment Agreement on or prior to the date of the Assignment Agreement.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Assignment of Lease and Assumption Agreement, dated March 9, 2007, by and between NitroMed, Inc. and Shire Human Genetic Therapies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITROMED, INC.

Date: March 14, 2007	By:	/s/ James G. Ham, III
James G. Ham, III
Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Assignment of Lease and Assumption Agreement, dated March 9, 2007, by and between NitroMed, Inc. and Shire Human Genetic Therapies, Inc.